Designated Filer:	Warburg Pincus & Co.
Issuer & Ticker Symbol:	Talon Therapeutics, Inc. [TLON]
Date of Event Requiring Statement:	July 16, 2013

Explanation of Responses:

(1)         This Form 4 is filed on behalf of  Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”),  Warburg Pincus X  Partners, L.P., a Delaware limited partnership (“WPP X” and, together with WP X, the “WP X Funds”), Warburg Pincus X, L.P., a Delaware limited partnership and the sole general partner of each of the WP X Funds (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the sole general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners LLC, a New York limited liability company and the sole member of WP X LLC (“WPP LLC”), Warburg Pincus & Co., a New York general partnership and the managing member of WPP LLC (“WP”), Warburg Pincus LLC, a New York limited liability company that manages each of the WP X Funds (“WP LLC”), and Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and a Co-President and Managing Member of WP LLC.  Messrs. Kaye and Landy may be deemed to control the WP X Funds, WP X LP, WP X LLC, WPP LLC, WP and WP LLC.  Each of the WP X Funds, WP X LP, WP X LLC, WPP LLC, WP, WP LLC, and Messrs. Charles R. Kaye and Joseph P. Landy is a “Warburg Pincus Reporting Person” and collectively, the “Warburg Pincus Reporting Persons.”  This Form 4 shall not be deemed an admission that any Warburg Pincus Reporting Person, other than the WP X Funds, or any other person referred to herein is or was a beneficial owner of any Securities (as defined below) or has or had the right to acquire Series A-3 Preferred for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4.  The WP X Funds, WP X LP, WP X LLC, WPP LLC and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.

(2)         Prior to the Conversion (defined below), WP X directly beneficially owned (i) 359,797 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred”), of Talon Therapeutics, Inc., a Delaware corporation (the “Company”), (ii) 95,931 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred”), of the Company and (iii) 156,978 shares of Series A-3 Convertible Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred”), of the Company and WPP X directly beneficially owned (i) 11,510 shares of Series A-1 Preferred, (ii) 3,069 shares of Series A-2 Preferred, and (iii) 5,022 shares of Series A-3 Preferred. On July 16, 2013, the Series A-1 Preferred held by the WP X Funds was converted into 65,016,890 shares of common stock, par value $0.001 per share (the “Common Stock”), the Series A-2 Preferred held by the WP X Funds was converted into 37,775,503 shares of Common Stock and the Series A-3 Preferred Stock held by the WP X Funds was converted into 49,537,551 shares of Common Stock (such conversions are referred to herein as the “Conversion” and the converted shares of Common Stock, collectively with the Series A-1 Preferred, the Series A-2 Preferred and the Series A-3 Preferred, are referred to herein as the “Securities”).  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than the WP X Funds, may be deemed to be the beneficial owners of an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds, and each WP X Fund may be deemed to beneficially own an indeterminate portion of the Securities that may be deemed to be beneficially owned by the other WP X Fund.  Each of the Warburg Pincus Reporting Persons, other than the WP X Funds, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds.  Each Warburg Pincus Reporting Person disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein, and each WP X Fund disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the other WP X Fund.

(3)         Each share of (i) Series A-1 Preferred converted into such number of shares of Common Stock, equal to the accreted value of such share of Series A-1 Preferred as of July 16, 2013, divided by a conversion price equal to $0.736, (ii) Series A-2 Preferred converted into such number of shares of Common Stock, equal to the accreted value of such share of Series A-2 Preferred as of July 16, 2013, divided by a conversion price equal to $0.30, and (iii) Series A-3 Preferred converted into such number of shares of

Designated Filer:	Warburg Pincus & Co.
Issuer & Ticker Symbol:	Talon Therapeutics, Inc. [TLON]
Date of Event Requiring Statement:	July 16, 2013

Common Stock, equal to the accreted value of such share of Series A-3 Preferred as of July 16, 2013, divided by a conversion price equal to $0.35.  Unless converted or redeemed, the Series A-1 Preferred, Series A-2 Preferred and Series A-3 Preferred do not expire.

(4)      Pursuant to the Securities Purchase Agreement, dated as of July 16, 2013 (the “Securities Purchase Agreement”), by and among WP X, WPP X, Spectrum Pharmaceuticals, Inc., Eagle Acquisition Merger Sub, Inc. and the other parties listed therein, WP X and WPP X sold in the aggregate 152,329,944 shares of Common Stock to Eagle Acquisition Merger Sub, Inc.  for an aggregate purchase price of $8,544,815 (representing a per-Common Share price of approximately $0.056) and certain contingent value rights representing the right to receive a pro rata portion of contingent cash payments upon the achievement of certain milestones.

(5)         WP X and WPP X ceased to have the contractual right to acquire up to 420,000 additional shares of Series A-3 Preferred for $100 per share pursuant to the terms of Investment Agreement, dated as of January 9, 2012 (the “Investment Agreement”), by and among WP X, WPPX and the Company as a result of the termination of the Investment Agreement on July 16, 2013.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than the WP X Funds, may be deemed to be the beneficial owners of an indeterminate portion of such right to acquire shares of Series A-3 Preferred that may be deemed to be beneficially owned by the WP X Funds, and each WP X Fund may be deemed to beneficially own an indeterminate portion of the right to acquire shares of Series A-3 Preferred that may be deemed to be beneficially owned by the other WP X Fund.  Each of the Warburg Pincus Reporting Persons, other than the WP X Funds, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the right to acquire shares of Series A-3 Preferred that may be deemed to be beneficially owned by the WP X Funds.  Each Warburg Pincus Reporting Person disclaims beneficial ownership of the right to acquire shares of Series A-3 Preferred that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein, and each WP X Fund disclaims beneficial ownership of right to acquire shares of Series A-3 Preferred that may be deemed to be beneficially owned by the other WP X Fund.